UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – SEPTEMBER 12, 2011

3POWER ENERGY GROUP INC.
(Exact name of Registrant as specified in its charter)

NEVADA	333-103647	98-0393197
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 21st Floor
New York, NY 10005
(Address of principal executive offices)

011 44 203 318 2995
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment ofCertain Officers; Compensatory Arrangements of Certain Officers

Appointment of Sharif Rahman to the Board

Effective as of September 12, 2011, Mr. Sharif Rahman has been appointed as a member of the Company’s Board.

Mr. Rahman is currently the CEO of the Falak Holding Group of companies, a Dubai based group involved in several diversified business sectors including as the initiator and a major shareholder of the $3.6 Billion Dubai sport city project - the world’s largest sports themed real estate project.

A graduate major in commerce from Kerala University in India, he joined the Falaknaz Holding Group at its inception 36 years ago and has been the driving force behind the group’s projects - from the startup stage through to full operation. He remains the personal investment and business advisor to Mr. Falaknaz and family, a prominent Dubai-based high net worth entrepreneur and the founder & owner of the Falak Holding Group.

Mr. Rahman brings to the company valuable expertise as an entrepreneur and senior executive with a history of involvement in multi-billion dollar projects. He also brings a well-established network of relationships in the affluent communities of the Arabian Gulf region and India.

In addition to his long-standing work with the Falak Holding Group, he is also the Founder and managing partner of International Expo Consults, one of the Middle East’s leading exhibition and trade show organizers established in 1994, as well as Chairman and owner of a $25 million turnover business in India which he founded 20 years ago.

The Company has determined that Mr. Rahman’s extensive business experience and his key relationships within the Middle East and India have provided him with the skills necessary to serve as a Director.

Mr. Rahman shall be compensated for his services as a director in the amount of $2,000 per month, plus an option grant to purchase 50,000 shares of the Company’s common stock with an exercise price per share equal to the market value of the Company’s common stock per share on the date of such grant.

Appointment of Uma Maheshwaran Balasubramaniam to the Board

Effective as of September 12, 2011, Mr. Uma Maheshwaran Balasubramaniam (“Bala”) has been appointed as a member of the Company’s Board.

Bala majored in economics and is qualified as a chartered accountant. He is a life member of the Cornell society of hotel men, an association of Cornell University. He brings into the company 35 years’ major experience and top level relations especially in the Middle East and Asia as well as a distinguished expertise in developing and managing mega-size projects. This varies from overseeing major projects to managing start-up ventures from inception to operational assignments.

Until recently, Bala served as Chief Executive Officer and member of the executive committee of Dubai Sports City, the world's first purpose-built integrated sports city having joined at its inception in 2003. Key responsibilities involved overseeing the project management, development and prompt delivery of the $3.6 billion project.

Before joining Dubai Sports City, he was Group General Manager and Chief Operating Officer of The Gulf International Tourism Development Company, overseeing hotels, real estate and mergers & acquisitions, from June 1983. This leading role involved managing existing assets and pursuing business opportunities mainly in the United Arab Emirates and partly in the Gulf and Europe, focusing on acquisitions.

Prior to 1983, Bala was Head of Finance for Development with the ITC LTD (formerly the Imperial Tobacco Company), in collaboration with SHERATON in India. Working for the Development Division of the organization, he oversaw a number of hospitality-based projects - from the Greenfield stage right through to preparation for handover to operators.

The Company has determined that Mr. Balasubramaniam’s previous experience in managing multi-billion dollar projects and as a businessman have provided him with the skills and contacts necessary to serve as a Director.

Mr. Balasubramaniam shall be compensated for his services as a director in the amount of $2,000 per month, plus an option grant to purchase 50,000 shares of the Company’s common stock with an exercise price per share equal to the market value of the Company’s common stock per share on the date of such grant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

3POWER ENERGY GROUP INC.

By:	/s/
Name: Toby Durrant
Title: Chief Executive Officer, Chief Financial Officer and Chief Investment Officer

Date:            September 13, 2011